Exhibit 16.1


              [Merdinger, Fruchter, Rosen & Corso, P.C. letterhead]


                                              June 2003

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with copies of the response to Item 4 of Form 8-K for the event that occurred on June 6, 2003, to be filed by our former client, Achievement Tec Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Merdinger, Fruchter, Rosen & Corso, P.C.
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